Exhibit 99.1

News Release For Immediate Release

Ontrak Health's Study of Behavioral Health Patient Reported Outcomes Reveals 53-60% Reduction in Anxiety and Depressive Symptoms

Continuous PHQ-9 and GAD-7 assessments confirm initial Patient Reported Outcome Measures (PROMs) findings that contribute to improved health outcomes for Ontrak Health members.

Henderson, Nevada, September 7,2023 - Ontrak Health (NASDAQ: OTRK), a leading AI-powered and telehealth-enabled healthcare company, is pleased to announce the results of its 9-month post baseline follow-up behavioral health study that reinforces its positive initial findings. Leveraging industry-recognized PHQ-9 and GAD-7 assessments, Ontrak Health's Wholehealth+ program has contributed to 53-60% reductions in anxiety and depressive symptoms among assessed members.

Key highlights of the study include:

●

Anxiety Symptoms Improvement: With extended program engagement, 60% of members demonstrated a clinically significant reduction in anxiety symptoms, a marked increase compared to the 30% reported at the six-month mark.

●	Depressive Symptoms Improvement: An impressive 53% of assessed members experienced a clinically significant reduction in depressive symptoms, consistent with the six-month findings.

Dr. Judith Feld, Chief Medical Officer at Ontrak Health, commented, "We believe the study results solidify the role of our program in effectively managing anxiety-related concerns and the robustness of our approach in addressing depression and confirm our commitment to making lasting improvements in mental health care. Our Wholehealth+ program, fortified by the PHQ-9 and GAD-7 assessments, empowers our members to achieve sustained well-being. The increasing positive symptom reduction we're witnessing over the course of over 9 months underscores the value of personalized treatment plans and ongoing support."

The PHQ-9 and GAD-7 assessments remain integral to Ontrak Health's approach, enabling a data-driven understanding of members' progress. With thousands of assessments conducted, the company continues to provide comprehensive care coaching that supports members in their journey to better mental health.

About Ontrak, Inc.

Ontrak, Inc. is a leading AI and telehealth-enabled healthcare company, whose mission is to help improve the health and save the lives of as many people as possible. Ontrak identifies, engages, activates, and provides care pathways to treatment for the most vulnerable members of the behavioral health population who would otherwise fall through the cracks of the healthcare system. We engage individuals with anxiety, depression, substance use disorder and chronic disease through personalized care coaching and customized care pathways that help them receive the treatment and advocacy they need, despite the socio-economic, medical and health system barriers that exacerbate the severity of their comorbid illnesses. The company’s integrated intervention platform uses AI, predictive analytics and digital interfaces combined with dozens of care coach engagements to deliver improved member health, better healthcare system utilization, and durable outcomes and savings to healthcare payors.

Learn more at www.ontrakhealth.com

Media Contact:

Jaime Prieto

jprieto@ontrakhealth.com